EXHIBIT 11

            THE QUAKER OATS COMPANY AND SUBSIDIARIES

         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS




Calculation of Fully Diluted Earnings Per Share

                                                Dec 31,      June 30,   June 30,
                                                 1995 (1)      1995       1994
Dollars in Millions (Except Per ShareData)

Income Before Cumulative Effect of
Accounting Changes                               $13.7      $  806.1   $  231.5

Less:   ESOP Convertible Preferred Stock
        Dividends                                 (2.0)           --         --

Less:   Adjustments attributable to
        conversion of ESOP Convertible
        Preferred Stock                             --          (1.1)      (1.5)

Income Before Cumulative Effect of
   Accounting Changes Used for
   Fully Diluted Calculation                      11.7         805.0      230.0

Cumulative Effect of Accounting Change -
   net of tax                                       --          (4.1)        --

Net Income Used for Fully Diluted Calculation    $11.7      $  800.9   $  230.0


Shares in Thousands

Average Number of Common Shares Outstanding    134,355       133,763    135,236


Plus Dilutive Securities:

    Stock Options                                1,321         1,575      1,716

    ESOP Convertible Preferred Stock                --         2,631      2,676

Average Shares Outstanding Used for
   Fully Diluted Calculation                    135,676      137,969    139,628


Fully Diluted Earnings Per Share Before
   Cumulative Effect of Accounting Changes        $0.09        $5.83      $1.65


Fully Diluted Cumulative Effect of
   Accounting Change                                 --        (0.03)        --

Fully Diluted Earnings Per Share                  $0.09        $5.80      $1.65

(1) The computation of fully diluted earnings per share should not give effect to common stock equivalents for any period in which their inclusion would have the effect of increasing the earnings per share amout otherwise computed. Therefore, ESOP Convertible Preferred Stock should be excluded from the computation of fully diluted earnings per share for December 31, 1995.